Exhibit 99.1

CONSTELLATION BRANDS ANNOUNCES
ACCELERATED STOCK BUYBACK

VICTOR, N.Y., April 7, 2022 - Constellation Brands, Inc. (NYSE: STZ and STZ.B), a leading beverage alcohol company, announced today that it has entered into an accelerated share repurchase (“ASR”) agreement with Bank of America, N.A. to repurchase $500.0 million of its Class A common stock (“Common Stock”). Under the ASR agreement, Constellation will receive approximately 1.7 million shares on April 8, 2022, representing approximately 80% of the expected share repurchases under the ASR agreement, based on the company’s April 6, 2022 closing stock price of $231.81. The repurchased shares will become treasury shares.

The specific number of shares to be repurchased in the transaction is generally based upon the volume-weighted-average price of the Common Stock during the term of the ASR agreement, less a discount and is expected to be completed no later than May 2022. The purchase price for shares repurchased in the accelerated share repurchase transaction will be paid primarily with cash on hand and will be completed under the company’s current share repurchase authorization, which currently has approximately $2.6 billion in authorization remaining before giving effect to the ASR.

This ASR agreement will not change the fiscal 2023 EPS guidance provided in our news release of earlier today and constitutes the $500 million share repurchase referenced in that news release.

FORWARD-LOOKING STATEMENTS
This news release contains forward-looking statements. All statements other than statements of historical fact are forward-looking statements. The word “expect” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. These statements may relate to business strategy, future operations, prospects, plans, and objectives of management, as well as information concerning expected actions of third parties. All forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those set forth in, or implied by, such forward-looking statements.

The forward-looking statements are based on management's current expectations and should not be construed in any manner as a guarantee that such results will in fact occur or will occur on any contemplated timetable. All forward-looking statements speak only as of the date of this news release and Constellation Brands undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

ABOUT CONSTELLATION BRANDS
At Constellation Brands (NYSE: STZ and STZ.B), our mission is to build brands that people love because we believe sharing a toast, unwinding after a day, celebrating milestones, and helping people connect, are Worth Reaching For. It’s worth our dedication, hard work, and the bold calculated risks we take to deliver more for our consumers, trade partners, shareholders, and communities in which we live and work. It’s what has made us one of the fastest-growing large CPG companies in the U.S. at retail, and it drives our pursuit to deliver what’s next.

Today, we are a leading international producer and marketer of beer, wine, and spirits with operations in the U.S., Mexico, New Zealand, and Italy. Every day, people reach for our high-end, iconic imported beer brands such as Corona Extra, Corona Light, Corona Premier, Modelo Especial, Modelo Negra, and Pacifico, our fine wine and craft spirits brands, including The Prisoner Wine Company, Robert Mondavi Winery, Casa Noble Tequila, and High West Whiskey, and our premium wine brands such as Meiomi and Kim Crawford.

But we won’t stop here. Our visionary leadership team and passionate employees from barrel room to boardroom are reaching for the next level, to explore the boundaries of the beverage alcohol industry and beyond. Join us in discovering what’s Worth Reaching For.

To learn more, follow us on Twitter @cbrands and visit www.cbrands.com.

MEDIA CONTACTS	INVESTOR RELATIONS CONTACTS
Mike McGrew 773-251-4934 / michael.mcgrew@cbrands.com Amy Martin 585-678-7141 / amy.martin@cbrands.com	Patty Yahn-Urlaub 585-678-7483 / patty.yahn-urlaub@cbrands.com